R                             Confidential
Exhibit 10(a)104

Date:        March __, 2014

To:        Name

From:        Jennifer Raeder

Subject:	2014-2016 Performance Unit Agreement (“Agreement”) — Under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”), you are eligible to participate at a target level (as defined below) of ----- performance units (the “Performance Units”) for the performance period commencing January 1, 2014 and ending December 31, 2016 (the “Performance Period”), subject to the following terms and conditions:

1.     Effective Date of Agreement: Unless you file a written objection in accordance with Section 8 below, this Agreement is effective the later of: (a) January 1, 2014, or (b) the first day of the month following your employment commencement date with a System Company (as defined in the Plan) at a System Management Level making you eligible to participate in the Plan’s 2014-2016 Performance Unit Program (“2014-2016 LTIP”), or (c) the first day of the month following your promotion to a System Management Level making you eligible to participate in the 2014-2016 LTIP. Notwithstanding the foregoing and in addition to any other eligibility requirements set forth herein, to be eligible to participate in the 2014-2016 LTIP and, therefore, to be eligible for any Performance Units awarded pursuant to the 2014-2016 LTIP, the date set forth in this Section 1(b) or (c) above, if applicable, must occur no later than January 1, 2016.

2.     Achievement Levels: The Personnel Committee of the Board of Directors (the “Committee”) shall determine the achievement level attained by the Company for the Performance Period (the “Achievement Level”). The Achievement Level shall be determined by comparing the Company’s “total shareholder return” for the Performance Period to that of the peer group companies comprising the Philadelphia Electric Utilities Index. For this purpose, “total shareholder return” includes the following:

•	the difference between the market price of the Company’s Common Stock at the beginning and the end of the Performance Period,

•	the dividends received during the Performance Period, and

•	the investment return on dividends received during the Performance Period, as if those dividends were reinvested in the Company’s Common Stock.

The possible Achievement Levels for the Performance Period shall be as follows:

•	“No Payment” – less than the total return for the bottom of the 3rd quartile of the peer group;

•	“Minimum” – equal to the total return for the bottom of the 3rd quartile of the peer group;

•	“Target” – equal to the median of the peer group; and

•	“Maximum” – equal to or greater than the total return for the bottom of the top quartile of the peer group.

Achievement levels between Minimum and Target and between Target and Maximum will be adjusted using interpolation.

3.    Performance Units Earned: The actual number of Performance Units awarded to you under this Agreement, if any, shall be calculated by the Committee at the end of the Performance Period and shall be based on the Company’s attained Achievement Level for the Performance Period. If you remain a full-time employee of a System Company (as defined in the Plan) for the remainder of the Performance Period and at your current System Management Level, you will earn Performance Units according to the following percentages:

Description	% of Target Earned
“No Payment” Achievement Level	0%
“Minimum” Achievement Level	25%
“Target” Achievement Level	100%
“Maximum” Achievement Level	200%

For Achievement Levels between Minimum and Target and between Target and Maximum, Performance Unit awards will be adjusted using interpolation. Payouts will be rounded to the nearest unit. In no case, however, can payout exceed the maximum of 200% of Target.

Except as otherwise provided under the Plan or this Agreement, you must maintain your current System Management Level and be a full-time employee of a System Company at the end of the Performance Period in order to earn the Performance Units. Except as provided below for an employee on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan for Officers and Directors (ML 1-5) Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Total Disability, you will continue to be treated as a full-time employee of a System Company while you are on such approved leave of absence for purposes of the Plan and this Agreement. Employees on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan for Officers and Directors (ML 1-5) Plan No. 538, shall not be considered under the Plan or this Agreement as full-time employees or part-time System Company employees under the Company’s Phased Retirement Program during the extended leave of absence bridge period, and their System Company employment shall be considered terminated for purposes of vesting in Awards under the Plan and this Agreement as of the commencement of their extended leave of absence bridge period.
If you have completed a minimum of twelve months of full-time employment at an eligible System Management Level during the Performance Period and you Retire, you will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of participation and your System Management Level(s) during the Performance Period. If you become Totally Disabled or die during the Performance Period, you (or your heirs) will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of full-time employment and your eligible System Management Level(s) during the Performance Period.

Please also note that, while you are only required to either remain employed through the end of the Performance Period or meet the requirements for a pro-rated payout, you are not entitled to receipt of, and do not vest in, any Performance Units and/or any dividends that have accrued on those units unless and until the Personnel Committee has certified the Achievement Level after the close of the Performance Period.

If you remain at an eligible System Management Level, but your System Management Level changes during the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect the number of full months you earned Performance Units at each System Management Level. If any change to a new System Management Level is effective on a date other than the first day of a calendar month, the number of Performance Units, if any, awarded to you with respect to the transition month will be calculated (i.e., prorated) based on your prior System Management Level.

If you are demoted below an eligible System Management Level during the Performance Period, but remain employed on a regular full-time basis by a System Company for the duration of the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect only the number of full months you earned Performance Units at an eligible System Management Level.

4.    Accelerated Vesting: Notwithstanding the foregoing provisions of Section 3 to the contrary: (a) in the event that during the Performance Period and within 24 months following a Change in Control event (as defined in the Plan) your System Company employment is terminated by a System Company without Cause or you terminate your System Company employment for Good Reason (as those terms are defined in the Plan), you shall forfeit the Performance Units and instead shall be entitled to receive a single-sum severance payment pursuant to the Plan that is not based on any outstanding Performance Period. The severance payment will be calculated using the average annual number of performance units you would have been entitled to receive under the Plan with respect to the two most recent Performance Periods that precede and do not include your date of termination of System Company employment. The severance payment shall be determined by dividing by two the sum of your annual target pay out levels (i.e., as if target Achievement Level was obtained) with respect to such two most recent Performance Periods, as provided in Article XIII of the Plan; provided that if you did not participate in the  Plan for one or both of such Performance Periods, the severance payment will be calculated using for such Performance Period(s) the number of Performance Units you would have been entitled to receive under the Plan at the target pay out level for such Performance Period(s) as though you had participated in the Plan for such Performance Period(s) at your Management Level as of the time your System Company employment is terminated; or (b) if you are party to a written, executed agreement with a System Company, such agreement may provide that, upon the occurrence of a qualifying termination following a change in control event, you shall be deemed to have forfeited the Performance Units and will be entitled instead to receive a single-sum severance payment that is not based on any outstanding Performance Period and that is calculated at a level specified in such written, executed agreement, which provisions shall govern your rights regarding performance units.

5.    Dividend Equivalents: If you are awarded Performance Units pursuant to this Agreement, you will also be awarded the dividend equivalents attributable to such awarded Performance Units for the time you were a Participant (“Dividend Equivalents”). The Dividend Equivalents with respect to each awarded Performance Unit will be equal to only the dividends paid with respect to a share of Common Stock for the period of your participation in the Plan at an eligible System Management Level during the Performance Period.

6.    Settlement of Performance Units and Dividend Equivalents:

(a) As soon as reasonably practicable following the date on which the Committee determines the number of Performance Units, if any, to be awarded to you under this Agreement and no later than March 15th following the end of the calendar year in which the Performance Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A (i.e., March 15, 2017), the Company shall issue to you, after withholding all applicable income tax and employment tax amounts required to be withheld in connection with such payment: (i) one share of Common Stock for each Performance Unit that vested on the last trading date of the Performance Period, and (ii) an additional number of shares of Common Stock determined by dividing the total Dividend Equivalents with respect to such awarded Performance Units by the closing share price of Common Stock on the last trading date of the Performance Period.

(b) Shares of Common Stock (including any Dividend Equivalents that are settled in Common Stock) shall be credited by Wells Fargo to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law. Upon the crediting of vested Common Stock to a book entry account, you may treat the Common Stock in the same manner as all other Common Stock owned by you, subject to the provisions of Section 6(c) below. All System Management Level 1-4 Participants are considered Restricted Employees under Entergy’s Insider trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter. In addition, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel. The customer service number for Wells Fargo Shareholder Services is 1-855-854-1360.

(c) Common Stock Ownership Guidelines. All System Management Level 1-4 Participants must maintain the applicable Common Stock Ownership Target Level in the chart below, which is expressed as a multiple of your base salary and depends on your System Management Level.

System Management Level	Common Stock Ownership Target Levels
ML 1	6 times base salary
ML 2	3 times base salary
ML 3	2 times base salary
ML 4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the System Management Level 1-4 Participant, including those shares earned during this Performance Period, all Restricted Shares, shares held in tax-qualified 401(k) plans, etc. You must continue to retain the book entry shares issued to you pursuant to this Agreement until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, or (b) your termination of full-time employment within the Entergy System. Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound to hold the shares earned during this Performance Period in book entry. However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these shares described in Subsection 6(b) of this Agreement.

(d) Withholding Taxes. Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, an amount sufficient to satisfy all federal, state and local tax withholding requirements. The Company may use the “net shares method” to satisfy any tax withholding obligation, which means the Company may reduce the number of earned shares otherwise payable to you by the amount necessary to cover such obligation.

(e) No Fractional Shares. Any fractional share to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not payout any fractional shares.

7.    Termination of Performance Units: Except as otherwise provided herein, the Performance Units (and any Dividend Equivalents) shall terminate on the date on which your full-time System employment terminates.

8.    Objection to Performance Units: If for any reason you do not wish to be eligible for the Performance Units that may be granted pursuant to this Agreement, you must file a written objection with HR Employee Services on or before April 15, 2014. If you do not file a written objection with HR Employee Services by such date, you shall be deemed to have accepted this Agreement as of the applicable effective date set forth in Section 1 above, subject to all terms and conditions.

9.    Performance Units Nontransferable: Performance Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your beneficiary) other than by will or laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code).

10.    Entergy Policies:

(a) Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Performance Units) is prohibited.

(b) Recoupment Policy. Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, the Company is allowed to seek reimbursement of certain incentive compensation (including Performance Units) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated.

11.    Governing Law: This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12.    Incorporation of Plan: The Plan is hereby incorporated by reference and made a part hereof, and the Performance Units, Dividend Equivalents and this Agreement shall be subject to all terms and conditions of the Plan, a copy of which is posted on the Company’s intranet under the Compensation icon on the Human Resources & Administration Home page. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall be deemed binding.

13.    Amendments: This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto. The Plan may be amended, modified or terminated only in accordance with its terms.

14.    Rights as a Shareholder: Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any Performance Unit or Dividend Equivalents.

15.    Agreement Not a Contract of Employment: Neither the Plan, the granting of the Performance Units and/or Dividend Equivalents, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

16.    Authority of the Committee: The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

17.    Definitions. For purposes of this Agreement, “Retire” and “Retirement” shall mean (a) you separate from service with the System Companies and at the time you separate from service you are eligible to retire and commence retirement benefits under a Company-sponsored qualified defined benefit pension plan, or (b) if you are not eligible to participate in a Company-sponsored qualified defined benefit pension plan at the time you separate from service with the System Companies, you separate from service with the System Companies after attaining age 55 and with ten (10) or more years of service with System Companies.

/s/ Jennifer Raeder